EXHIBIT 10.2.5

February 10, 2006

VIA HAND DELIVERY

PERSONAL AND CONFIDENTIAL

Mr. Tom L. Ward

19200 North Rockwell Avenue

Edmond, Oklahoma 73003

Re:	Resignation Agreement

Dear Tom:

The purpose of this letter is to memorialize the agreement between you and Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake Energy”), regarding your resignation from Chesapeake Energy and all affiliated entities (collectively “Chesapeake”). We have agreed that the terms of such separation are as follows:

1.             Resignation. Pursuant to paragraph 6.2 of your Fourth Amended and Restated Employment Agreement (the “Employment Agreement”) dated effective July 1, 2005, you hereby resign without cause from all of your positions at Chesapeake. The foregoing resignation is effective February 10, 2006 (the “Effective Date”) and includes, without implied limitation, resignation from: (a) any employment by Chesapeake, (b) each directorship or similar position with Chesapeake and (c) any position as an officer, manager, partner or similar position with Chesapeake. Neither Chesapeake nor any Chesapeake subsidiary, parent company, affiliate or their respective shareholders, partners, directors, officers, employees, attorneys or agents (collectively, the “Chesapeake Parties”) have any obligation to rehire, reemploy, recall, hire or continue to employ you in the future. Except as expressly modified herein you agree to comply with each of the provisions of your Employment Agreement including, without implied limitation, any provisions regarding covenants not to compete, confidentiality and interest in proprietary matters. The parties further agree that if you acquire in any manner (including through a merger or directly or indirectly through another entity) a company or package of properties that includes interests prohibited by the non-competition provisions of the Employment Agreement (the “Restricted Properties”) and the allocated value of the Restricted Properties are less than 25% of the total purchase price for such package or company, then Chesapeake’s sole remedy under the Employment Agreement for such inadvertent breach will be the right to purchase the Restricted Properties at your cost after you provide written notice to Chesapeake of the purchase of Restricted Properties. You agree to notify Chesapeake if you acquire

Chesapeake Energy Corporation 6100 N. Western Ave., Oklahoma City, OK 73118 • P. O. Box 18496, Oklahoma City, OK 73154-0496 405-879-9226 • fax 405-848-8588 • amcclendon@chkenergy.com

Mr. Tom L. Ward

February 10, 2006

or enter into an agreement to acquire, directly or indirectly, any oil and gas interest or business that violates the provisions of the Employment Agreement.

2.             Consultant. For the six (6) month period (the “NC Period”) after the Effective Date you agree to act as a consultant for Chesapeake and use your best efforts to assist in the transition of your responsibilities to the designated employees of Chesapeake. The services required under this Agreement will be those reasonably requested by Chesapeake but will not require you to expend more than 20 hours per week to provide such services during the NC Period. Except as expressly provided herein you will receive no compensation for the services provided under this paragraph 2, but Chesapeake will reimburse you for approved reasonable out of pocket costs incurred in providing such services. The parties acknowledge that the right to participate in the Founder’s Well Participation Program will terminate at the end of the NC Period in accordance with the Founder’s Well Participation Program.

3.             Compensation. You will receive compensation and benefits in accordance with your Employment Agreement through the Effective Date. The amounts paid in accordance with this paragraph 3 are gross amounts, subject to lawful deductions, including taxes and any deductions you have previously authorized. After the Effective Date, you are entitled to continue your group health insurance coverage in accordance with applicable law. Please complete the COBRA election form and return it to Chesapeake in accordance with Chesapeake’s policies if you elect to continue such insurance coverage. Chesapeake agrees to settle promptly all authorized reimbursable business expenses, if any, when you submit appropriate expense reports along with the required receipts and documentation. The expense reports must be submitted to Chesapeake by the close of business on February 28, 2006. Except as expressly set forth in this Agreement, you have been paid in full and waive all claims for all overtime pay, back pay, future pay, unpaid vacation, unpaid sick leave or any other form of compensation or payments.

4.             Facilities and Support. During the NC Period you will be entitled to use your current support staff in accordance with historical practices and have access to Chesapeake’s aircraft in accordance with your historical usage. The cost and expenses of the foregoing will be paid by Chesapeake subject to any reimbursement obligations which would normally be due under your Employment Agreement. You will also be entitled to use your office for up to 60 days after the Effective Date. You will be entitled to hire Debbie Richardson, Cheryl Hamilton and/or April McKnight at any time after the Effective Date without violating the provisions of the Employment Agreement, any other agreement or any policy of Chesapeake In the event that Ms. Richardson, Ms. Hamilton or Ms. McKnight ceases to be employed by Chesapeake other than termination by Chesapeake for cause and is permanently employed by you on or before 15 days after the end of the NC Period, any such party’s stock options and restricted stock will vest immediately.

5.             Equity Compensation. A schedule of your equity compensation is at Schedule “A” attached as a part hereof, including all vested and unvested stock options and restricted stock. You acknowledge agree that you have no other equity compensation, stock options or restricted stock (or the right to receive any of the foregoing). As consideration for your performance of this Agreement Chesapeake Energy hereby agrees that the unvested equity compensation on Schedule “A” will immediately vest on the execution and delivery of this Agreement by both parties. The Chesapeake

Mr. Tom L. Ward

February 10, 2006

Energy Board of Directors has approved the foregoing acceleration of your unvested equity compensation.

6.             Litigation. You represent and warrant that you: (a) have not suffered any work related injury during your employment; and (b) have not filed and will not file any claims, complaints, charges or lawsuits against the Chesapeake Parties with any governmental agency or any court for any matter, claim or incident known or unknown which occurred or arose out of occurrences in any way connected to the Chesapeake Parties, your employment with Chesapeake or your separation from employment with Chesapeake. In addition, you agree to cooperate with the Chesapeake Parties if you are subpoenaed to testify in any deposition, hearing, trial or other judicial or administrative proceeding regarding your activities or knowledge of any of the Chesapeake Parties’ activities while in the employment of Chesapeake. You agree to appear and testify in connection with such matters without compensation from the Chesapeake Parties other than reimbursement for travel and other reasonable out-of-pocket expenses. You agree not to disclose any attorney/client communications occurring during your employment without the prior written authorization of Chesapeake Energy’s Board of Directors.

7.             Return of Property. You agree to timely return to Chesapeake all documents, reports, copies, summaries, files, memoranda, records, credit cards and cardkey passes, door and file keys, computer software, Company Information (as hereinafter defined) and other personal property which you received, prepared or assisted in the preparation of in connection with your employment. The term “Company Information” means confidential information relating to the Chesapeake Parties and other technical, business or financial information relating to the Chesapeake Parties received in the course of your employment by Chesapeake, including, without limitation, any procedures, policies and information (in whatever form) received by you from the Chesapeake Parties’ investors, partners, participants, agents or business associates. You will remove from Chesapeake’s premises any personal property within 10 days after you no longer occupy your office in accordance with this Agreement.

8.             Release. This Agreement constitutes a full, final and complete good faith settlement of your employment relationship with Chesapeake and any and all economic or business relationships or transactions with the Chesapeake Parties. This Agreement is not and will not in any way be considered or interpreted as an admission of any type by Chesapeake or you. You hereby, on your own behalf and on behalf of your spouse, family members, heirs, successors and assigns (the “Ward Parties”) irrevocably and unconditionally release, acquit and forever discharge the Chesapeake Parties from any and all causes of actions, suits, claims, demands, losses, liabilities or damages whatsoever, whether now existing or hereafter to accrue, by reason of, growing out of or in any way connected with your employment with Chesapeake, your separation from employment with Chesapeake or any relationship with any of the Chesapeake Parties, including, without limitation, any claims under any federal, state or local laws. You hereby warrant neither you nor any person acting on your behalf, has or will file, charge, claim, sue or cause any action for damages or other relief against any of the Chesapeake Parties involving any matter occurring through the Effective Date. The provisions of this paragraph 8 do not limit any party’s right to enforce such party’s rights under this Agreement.

Mr. Tom L. Ward

February 10, 2006

9.             Chesapeake Release. Chesapeake Energy hereby, on its own behalf and on behalf of each Chesapeake entity, irrevocably and unconditionally releases, acquits and forever discharges you from any and all causes of actions, suits, claims, demands, losses, liabilities or damages whatsoever, whether now existing or hereafter to accrue, by reason of, growing out of or in any way connected with the ordinary course of performance of your employment with Chesapeake. The release in this paragraph 9 is intended to include negligent acts or omissions by you in the ordinary course of your employment but does not apply to or affect fraud or intentional misconduct by you. The provisions of this paragraph 9 do not limit any party’s right to enforce such party’s rights under this Agreement or the Employment Agreement.

10.          Indemnification. As a material inducement to enter into this Agreement, you hereby irrevocably agree to indemnify and hold harmless the Chesapeake Parties from and against any loss, damage, claim, liability, debt or expense (including legal fees, interest and expenses of litigation) arising directly or indirectly from claims by the Ward Parties, your employment by Chesapeake, any relationship with the Chesapeake Parties, this Agreement or any breach of this Agreement.

11.	Miscellaneous. We further agree as follows:

11.1

Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to you at the address appearing in Chesapeake’s records, to Chesapeake at the address designated above or such additional addresses as either party might designate by written notice to the other party.

11.2

Entire Agreements. With respect to the termination of your employment, there are no agreements, understandings, warranties or representations except as set forth in the Employment Agreement or herein. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by both parties.

11.3

Binding Effect. This Agreement will inure to the benefit of the parties and will bind their respective heirs, successors and permitted assigns. This Agreement is intended to create rights between the Chesapeake Parties and you and is not intended to confer rights on any other person or to constitute such person a third party beneficiary of this Agreement. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

Mr. Tom L. Ward

February 10, 2006

11.3

Governing Law. This Agreement will be interpreted and construed under and by virtue of the internal laws of the State of Oklahoma and will be deemed to have been made and executed in Oklahoma County, Oklahoma. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach thereof will be decided by proceedings instituted and litigated in a court of competent jurisdiction sitting in Oklahoma County, Oklahoma.

11.4

Authority. You hereby represent and warrant that you: (a) have executed and delivered this Agreement after consultation with legal counsel which you selected and after an independent analysis of the facts and circumstances; and (b) have the requisite authority and power to execute, deliver and perform this Agreement on your own behalf and on behalf of the Ward Parties. You agree to execute and deliver any documents reasonably requested by Chesapeake. On execution by you and Chesapeake, this Agreement will be a legal, valid and binding agreement enforceable in accordance with its terms regardless of any change in the facts or circumstances.

If the foregoing accurately represents the terms of our agreement, please sign and date the enclosed original of this letter, and return the original to Chesapeake.

Best regards,

/s/ MARTHA A. BURGER
Senior Vice President and Treasurer

AGREED TO AND ACCEPTED on this 9th day of February, 2006.

/s/ TOM L. WARD, individually